UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2011

FRONTIER OIL CORPORATION
(Exact name of registrant as specified in its charter)

WYOMING	1-7627	74-1895085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10000 Memorial Drive, Suite 600 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 688-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On July 1, 2011, Frontier Oil Corporation (“Frontier”) became a wholly-owned subsidiary of Holly Corporation (“Holly”) as a result of the merger of North Acquisition Inc. (“Merger Sub”), a wholly-owned subsidiary of Holly, with and into Frontier (the “Merger”).  In connection with the Merger, Holly changed its name from “Holly Corporation” to “HollyFrontier Corporation” (the new combined company is referred to herein as “HollyFrontier”) to reflect the Merger.  The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of February 21, 2011, entered into by and among Holly, Frontier, and Merger Sub (the “Merger Agreement”).

ITEM 2.04.            Triggering Events that Accelerate or Increase a Direct Financial Obligation.

As a result of the Merger, a “change of control” has occurred under that certain Indenture, dated as of November 22, 2010, as supplemented, pursuant to which Frontier issued $150 million principal amount of 6.875% senior notes due 2018 (the “2018 Notes”), and that certain Indenture dated as of  September 17, 2008, as supplemented, pursuant to which Frontier issued $200 million principal amount of 8.500% senior notes due 2016 (the “2016 Notes” and collectively with the 2018 Notes, the “Frontier Notes”).  Consequently, each holder of the Frontier Notes has the right, at such holder’s option, to require Frontier to repurchase of all or any part of such holder’s Frontier Notes (provided that the principal amount of such Frontier Notes to be repurchased must be $1,000 or an integral multiple thereof) at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.  Frontier is obligated to mail notice of its offer to repurchase the Frontier Notes within thirty days following the Merger (the “Change of Control Offer”).

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the completion of the Merger, Frontier has notified the New York Stock Exchange (the “NYSE”) that each outstanding share of Frontier common stock was converted in the Merger into the right to receive 0.4811 shares of Holly common stock and requested on July 1, 2011 that the NYSE file a notification of removal from listing on Form 25 with the Securities and Exchange Commission (the “Commission”) with respect to the Frontier common stock.

ITEM 3.03            Material Modification to rights of Security Holders.

Pursuant to the Merger Agreement, each outstanding share of Frontier common stock was converted in the Merger into the right to receive 0.4811 shares of Holly common stock, with any fractional shares to be paid in cash. As of the effective time of the Merger, holders of Frontier common stock immediately prior to the effective time of the Merger ceased to have any rights as shareholders of Frontier (other than their right to receive the merger consideration).

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to Frontier’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 21, 2011 and incorporated herein by reference.

ITEM 5.01           Changes in Control of Registrant.

As a result of consummation of the Merger pursuant to the Merger Agreement on July 1, 2011, a change of control of Frontier occurred, and Frontier became a wholly owned subsidiary of Holly.  Pursuant to the Merger Agreement, each outstanding share of Frontier common stock was converted in the Merger into the right to receive 0.4811 shares of Holly common stock, with any fractional shares to be paid in cash. As of the effective time of the Merger, holders of Frontier common stock immediately prior to the effective time of the Merger ceased to have any rights as shareholders of Frontier (other than their right to receive the merger consideration).

ITEM 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of the effective time of the Merger on July 1, 2011, each of Douglas Y. Bech, Robert J. Kostelnik, James H. Lee, Paul B. Loyd, Franklin Myers and Michael E. Rose, who were members of the Board of Directors of Frontier prior to the Merger, were removed as directors of Frontier, and Doug S. Aron was elected as a director.  In addition, as of the effective time of the Merger on July 1, 2011, each of Nancy J. Zupan and Jon D. Galvin were removed as executive officers of Frontier.

ITEM 5.03           Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In accordance with the provisions of the Merger Agreement, at the effective time of the Merger on July 1, 2011, the articles of incorporation of Frontier were amended and restated to read in the form attached hereto as Exhibit 3.1.  In addition, the bylaws of Frontier were amended and restated at the effective time of the Merger to be the same as the bylaws of the Merger Sub as in effect immediately prior to the effective time of the Merger, which are attached hereto as Exhibit 3.2.  Substantially all of the sections in the existing articles of incorporation and bylaws were amended to adopt provisions that are more typical for a wholly owned subsidiary with no public shareholders.

The disclosures contained in this Item 5.03 do not purport to be a complete description of the amended and restated articles of incorporation and amended and restated bylaws of Frontier and are qualified in their entirety by reference to the amended and restated articles of incorporation and amended and restated bylaws of Frontier, which are filed as Exhibit 3.1 and Exhibit 3.2, respectively, hereto and are incorporated herein by reference.

ITEM 9.01            Financial Statements and Exhibits

    (d) Exhibits

Exhibit Number	Description
3.1	Third Amended and Restated Articles of Incorporation of Frontier Oil Corporation.
3.2	Sixth Amended and Restated Bylaws of Frontier Oil Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER OIL CORPORATION
By: /s/ Doug S. Aron Name: Doug S. Aron Title: Chief Financial Officer

Date: July 1, 2011